EXHIBIT 99.1

July 27, 2006

FOR IMMEDIATE RELEASE

Dateline: Longview, Washington

Conact: Curt R. Copenhagen
Director of Public Affairs
Phone: (360) 575-5906

LONGVIEW FIBRE ANNOUNCES VOTE TO REJECT LABOR AGREEMENT

LONGVIEW, Wash., July 27, 2006 - Longview Fibre Company (NYSE: LFB) announced today that members of AWPPW Local 153 have voted to reject the Company’s proposed new labor agreement for its Longview, Washington mill. The proposed agreement had been unanimously recommended by the Union Bargaining Committee. Although a work stoppage is possible, the Company’s management intends to continue to work with representatives of the union to attempt to reach an agreement.

About Longview Fibre Company

Longview Fibre Company is a diversified timberlands owner and manager, and a specialty paper and container manufacturer. Using sustainable forestry methods, the company manages approximately 587,000 acres of softwood timberlands predominantly located in western Washington and Oregon, primarily for the sale of logs to the U.S. and Japanese markets. Longview Fibre’s manufacturing facilities include a pulp-paper mill at Longview, Washington; a network of converting plants; and a sawmill in central Washington. The company’s products include: logs; corrugated and solid-fiber containers; commodity and specialty kraft paper; paperboard; and dimension and specialty lumber. Longview Fibre press releases, SEC filings and Annual Reports are available at no charge through the company’s Web site at www.longviewfibre.com.